EXHIBIT 99.3

MATRIX SERVICE COMPANY
INDEX TO UNAUDITED PRO FORMA
CONDENSED FINANCIAL STATEMENTS

MATRIX SERVICE COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial statements are based on the separate historical consolidated financial statements of Matrix Service Company (the "Company") and Houston Interests, LLC ("Houston Interests"). These unaudited pro forma condensed combined financial statements reflect the acquisition and related events using the acquisition method of accounting. The pro forma condensed combined balance sheet gives effect to the acquisition as if it occurred on September 30, 2016; the pro forma condensed combined statements of income give effect to the acquisition as if it occurred on July 1, 2015, the beginning of the Company's 2016 fiscal year.
Since Houston Interests' fiscal year ends on December 31st and the Company's fiscal year ends June 30th, the unaudited pro forma condensed combined statement of income for the year ended June 30, 2016, which is based on the Company's 2016 fiscal year, was derived by combining the Company's 2016 fiscal year condensed consolidated statement of income with the last two quarters of Houston Interests' 2015 fiscal year consolidated statement of income and the first two quarters of Houston Interests' 2016 fiscal year consolidated statement of income. In addition, the unaudited pro forma condensed combined statement of income for the three months ended September 30, 2016, which is based on the Company's 2017 fiscal first quarter, was derived by combining the Company's 2017 fiscal first quarter condensed consolidated statement of income with the third quarter of Houston Interests' 2016 fiscal year consolidated statement of income.
The pro forma financial statements were derived, in part, from and should be read in conjunction with:

•
the consolidated financial statements of the Company and the related notes to the financial statements for the year ended June 30, 2016 included in its Annual Report on Form 10-K for the year ended June 30, 2016;

•
the unaudited consolidated financial statements of the Company and the related notes to the financial statements as of and for the three months ended September 30, 2016 included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016;

•
the audited consolidated balance sheet of Houston Interests as of December 31, 2015, the audited consolidated statements of income, equity, and cash flows for the year ended December 31, 2015 and the related notes to the financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A; and

•
the unaudited consolidated balance sheet of Houston Interests as of September 30, 2016, audited balance sheet of as of December 31, 2015, the unaudited consolidated statements of income, equity, and cash flows for the nine months ended September 30, 2016 and 2015 and the related notes to the financial statements included as Exhibit 99.2 to this Current Report on Form 8-K/A.

The unaudited pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place as of the dates indicated nor should it be taken as indicative of our future consolidated results of operations. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements.
The accompanying unaudited pro forma condensed combined financial statements reflect depreciation and amortization estimates which are preliminary, as our identification of the assets and liabilities acquired, and the fair value determinations thereof, for the acquisition has not been completed. The fair value estimates reflected in the accompanying unaudited pro forma condensed combined balance sheet are based on the best estimates available at this time. There is no guarantee that the preliminary fair value estimates, and consequently the unaudited pro forma condensed combined statements of income, will not change. To the extent that the final acquisition accounting results in an increased allocation of goodwill recorded, this amount would not be subject to amortization, but would be subject to annual impairment testing. To the extent the final acquisition accounting results in an increase to the preliminary computation of depreciable property, plant and equipment or amortizable intangible assets, the amount would be subject to depreciation or amortization, which would result in an increase or a decrease to the estimated pro forma income reflected in the accompanying unaudited pro forma condensed combined statements of income. We expect to complete the final acquisition accounting prior to filing our Form 10-Q for the quarter ending December 31, 2017.

MATRIX SERVICE COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2016
(In thousands, except per share data)

	Matrix Service Company	Houston Interests	Pro Forma Adjustments		Pro Forma Combined
Revenues	$341,781	$20,696	$—		$362,477
Cost of revenues	309,503	12,194	—		321,697
Gross profit	32,278	8,502	—		40,780
Selling, general and administrative expenses	17,977	3,370	(87)	(a)	21,246
			228	(b)
			(242)	(c)
Operating income	14,301	5,132	101		19,534
Other income (expense):
Interest expense	(243)	(56)	(363)	(d)	(662)
Interest income	12	—	—		12
Other	7	—	—		7
Income (loss) before income tax expense	14,077	5,076	(262)		18,891
Provision for federal, state and foreign income taxes	4,735	—	2,066	(e)	6,801
Net income (loss) attributable to Matrix Service Company	$9,342	$5,076	$(2,328)		$12,090

Basic earnings per common share	$0.35				$0.46
Diluted earnings per common share	$0.35				$0.45
Weighted average common shares outstanding:
Basic	26,387				26,387
Diluted	26,796				26,796
See accompanying notes.

MATRIX SERVICE COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED JUNE 30, 2016
(In thousands, except per share data)

	Matrix Service Company	Houston Interests	Pro Forma Adjustments		Pro Forma Combined
Revenues	$1,311,917	$115,224	$—		$1,427,141
Cost of revenues	1,185,926	88,399	—		1,274,325
Gross profit	125,991	26,825	—		152,816
Selling, general and administrative expenses	85,109	14,960	(105)	(a)	101,918
			2,922	(b)
			(968)	(c)
Operating income	40,882	11,865	(1,849)		50,898
Other income (expense):
Interest expense	(852)	(252)	(1,368)	(d)	(2,472)
Interest income	190	2	—		192
Other	(567)	146	—		(421)
Income (loss) before income tax expense	39,653	11,761	(3,217)		48,197
Provision for federal, state and foreign income taxes	14,116	—	3,235	(e)	17,351
Net income (loss)	$25,537	$11,761	$(6,452)		$30,846
Less: Net income (loss) attributable to noncontrolling interest	(3,326)	—	—		(3,326)
Net income (loss) attributable to Matrix Service Company	$28,863	$11,761	$(6,452)		$34,172

Basic earnings per common share	$1.09				$1.28
Diluted earnings per common share	$1.07				$1.26
Weighted average common shares outstanding:
Basic	26,597				26,597
Diluted	27,100				27,100
See accompanying notes.

MATRIX SERVICE COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2016
(In thousands)

	Matrix Service Company	Houston Interests	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$35,579	$16,125	$(5,269)	(f)	$42,462
			(3,973)	(g)
Accounts receivable, less allowances	230,975	15,106	—		246,081
Costs and estimated earnings in excess of billings on uncompleted contracts	105,094	914	—		106,008
Inventories	3,767	—	—		3,767
Income taxes receivable	5
Other current assets	8,855	1,159	—		10,014
Total current assets	384,275	33,304	(9,242)		408,332
Property, plant and equipment, net	82,416	1,136	(194)	(h)	83,358
Goodwill	78,274	7,016	(7,016)	(i)	78,274
			35,028	(i)	35,028
Other intangible assets	20,151	—	10,220	(j)	30,371
Deferred income taxes	2,712	—	—		2,712
Other assets	1,395	—	—		1,395
Total assets	$569,223	$41,456	$28,796		$639,475

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$127,734	$1,001	$2,904	(k)	$131,639
Billings on uncompleted contracts in excess of costs and estimated earnings	52,382	16,727	(2,647)	(l)	66,462
Unearned revenue	—	1,138	(1,138)	(m)	—
Accrued wages and benefits	23,212	—	—		23,212
Accrued insurance	9,649	—	—		9,649
Income taxes payable	3,676	—	—		3,676
Current portion of long-term debt	—	1,314	(1,314)	(f)	—
Other accrued expenses	7,439	2,973	2,647	(l)	14,197
			1,138	(m)
Total current liabilities	224,092	23,153	1,590		248,835
Deferred income taxes	3,198	—	—		3,198
Borrowings under senior revolving credit facility	17,186	—	46,000	(n)	63,186
Term Loan	—	3,955	(3,955)	(f)	—
Other liabilities	215	—	190	(o)	405
Total liabilities	244,691	27,108	43,825		315,624
Commitments and contingencies
Stockholders’ equity:
Matrix Service Company stockholders’ equity	325,708	14,348	(14,348)	(p)	325,027
			(681)	(q)
Noncontrolling interest	(1,176)	—	—		(1,176)
Total stockholders' equity	324,532	14,348	(15,029)		323,851
Total liabilities and stockholders’ equity	$569,223	$41,456	$28,796		$639,475

See accompanying notes.

MATRIX SERVICE COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 – Basis of Pro Forma Presentation
Effective as of December 12, 2016, the Company acquired 100% of the membership interests of Houston Interests, LLC ("Houston Interests"). The pro forma financial statements have been prepared using the acquisition method of accounting. The pro forma combined balance sheet gives effect to the acquisition as if it occurred on September 30, 2016; the pro forma combined statements of income gives effect to the acquisition as if it occurred on July 1, 2015.
The pro forma adjustments represent management's estimates based on information available as of the time this document was prepared and are subject to revision as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of potential incremental revenues and earnings that may be achieved with the combined capabilities of the companies, nor do they reflect potential cost savings from operating efficiencies, synergies or asset dispositions. Also, the pro forma condensed combined statements of income do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs directly attributable the acquisition that are not expected to have a continuing impact.
The combined entities have incurred $2.9 million of nonrecurring expenses resulting directly from the transaction as of December 31, 2016. In addition, the Company expects to incur $1.1 million of additional nonrecurring expenses within a year of the acquisition date. These nonrecurring expenses are not included in the pro forma condensed combined statements of income.
The unaudited pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place as of the dates indicated nor should it be taken as indicative of our future consolidated results of operations.
Note 2 – Preliminary Purchase Price Allocation
The net purchase price of $39.1 million was allocated to tangible and intangible assets and liabilities for purposes of these pro forma financial statements, based on their estimated relative fair values assuming the acquisition was completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other studies for which the current information is preliminary. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of the tangible assets and liabilities, including fixed assets and identifiable intangible assets and liabilities. Accordingly, the final acquisition accounting adjustments could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of the tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, will also change the portion of the purchase price allocable to goodwill and could impact the operating results of the combined company following the acquisition due to differences in amortization related to the acquired assets.
The consideration that would have been transferred, subject to final working capital adjustments, and the preliminary allocation of the purchase price would have been as follows if the acquisition closed on September 30, 2016:

Cash paid for equity interest	$46,000
Cash paid for working capital	3,973
Less: cash acquired	(10,856)
Net purchase price	$39,117

Current assets	$28,035
Property, plant and equipment	942
Goodwill	35,028
Other intangible assets	10,220
Total assets acquired	74,225
Current liabilities	24,062
Other liabilities	190
Net assets acquired	49,973
Cash	10,856
Net purchase price	$39,117
Preliminary identifiable intangible assets in the pro forma financial statements consist of intangibles derived from customer relationships, a trade name and acquired backlog and are further discussed in item (b) included in Note 3 - Pro Forma Adjustments.
Goodwill represents the excess of the purchase price over the fair value of the underlying net assets. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment.
Note 3 – Pro Forma Adjustments
Adjustments included in the column under the heading "Pro Forma Adjustments" in the unaudited pro forma condensed combined financial statements correspond to the following descriptions:
Pro Forma Adjustments to Condensed Combined Statements of Income
(a)    To record a decrease in depreciation expense due to revaluation of Houston Interest's property, plant and equipment to fair value. The useful lives of the acquired fixed assets ranged from 1 to 9 years.
(b)    To record an increase in amortization expense due to valuation of Houston Interest's identifiable intangible assets at fair value as follows (in thousands):

			Pro forma amortization expense
	Fair Value	Useful Life (in years)	For the three months ended September 30, 2016	For the year ended June 30, 2016
Customer relationships	$8,210	9.0	$228	$912
Backlog	1,830	1.0	—	1,830
Trade name	180	1.0	—	180
Total increase to amortization expense	$10,220		$228	$2,922
(c)    To eliminate amortization expense Houston Interests recorded in connection with its historical goodwill in order to conform with the Company's goodwill accounting policy.
(d)    The Company borrowed $46.0 million on its existing senior revolving credit facility to fund a portion of the acquisition. Interest on these borrowings accrues at LIBOR or an Alternate Base Rate, plus in each case, an additional margin ranging between 0.25% and 1.0% and between 1.25% and 2.0%, respectively. In addition, Houston Interests was obligated to repay its long-term debt outstanding as a condition to close the acquisition.
The following adjustments represent the increase (decrease) in interest expense that would occurred had the Company's $46.0 million of debt used for the acquisition been outstanding as of July 1, 2015, and Houston Interests paid off its previous long-term debt as of the same date (in thousands):

Description	For the three months ended September 30, 2016	For the year ended June 30, 2016
Interest on borrowings used for acquisition	$419	$1,620
Less: interest on Houston Interests' previous borrowings	(56)	(252)
Total pro forma increase (decrease) to interest expense:	$363	$1,368

(e)    To record the tax effect of an assumed statutory tax rate of 36% on all adjustments.
Pro Forma Adjustments to Condensed Combined Balance Sheet
(f)    To record the Houston Interests repayment of its pre-acquisition long-term debt of $5.3 million, which was a required condition of closing the acquisition and would have occurred had the acquisition closed on September 30, 2016. The short-term portion was $1.3 million and the long-term portion was $4.0 million.
(g)    To record the payment the Company would have made to the previous owner of Houston Interests for working capital had the acquisition closed on September 30, 2016.
(h)    To adjust the value of acquired property, plant and equipment to fair value.
(i)    Represents the elimination of pre-acquisition goodwill of $7.0 million and the recognition of an estimate of acquisition date goodwill $35.0 million.
(j)    To record intangible assets acquired at an estimated fair value of $10.2 million. See (b) above for additional information.
(k)    To record the $2.9 million of acquisition-related expenses incurred by the combined entities.
(l)    To reclassify $2.6 million of warranty reserves included in billings on uncompleted contracts in excess of costs and estimated earnings to other accrued liabilities in order to conform to the Company's balance sheet presentation accounting policy for such reserves.
(m)    To reclassify $1.1 million of warranty reserves included in unearned revenues to other accrued liabilities in order to conform to the Company's balance sheet presentation accounting policy for such reserves.
(n)    To record the $46.0 million of borrowings under the senior revolving credit facility used to fund a portion of the acquisition.
(o)    To record $0.2 million of acquired other long-term liabilities, which were identified during the acquisition accounting that were not recorded in Houston Interests balance sheet as of September 30, 2016.
(p)    To eliminate Houston Interests' pre-acquisition equity.
(q)    To reduce equity by $0.7 million for acquisition-related expenses incurred by the Company that would have reduced retained earnings on September 30, 2016 had the acquisition closed in such date. Acquisition-related expenses incurred by Houston Interests would not have reduced the combined entities' retained earnings.